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EXHIBIT 99(a)

                               HECHINGER COMPANY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)
                      (in thousands except per share data)


                                                              13 WEEKS ENDED                          26 WEEKS ENDED
                                                     AUG. 3, 1996       JUL. 29, 1995        AUG. 3, 1996       JUL. 29, 1995
                                                     ------------       -------------        ------------       -------------
REVENUES
Net sales                                              $665,902              $648,649         $ 1,227,219          $1,201,822
Other (principally interest)                                845                   948               1,361               1,948
                                                      ----------            ----------       -------------        ------------
Total Revenues                                          666,747               649,597           1,228,580           1,203,770

COSTS AND EXPENSES
Cost of sales                                           526,338               510,118             971,811             943,744
Selling, general and administrative expenses            118,394               117,202             230,989             228,560
Interest expense                                          9,800                 7,770              19,555              15,106
                                                      ----------            ----------       -------------        ------------

Total Costs and Expenses                                654,532               635,090           1,222,355           1,187,410
                                                      ----------            ----------       -------------        ------------

EARNINGS BEFORE INCOME TAXES                             12,215                14,507               6,225              16,360

INCOME TAX EXPENSE                                          -                   5,368                 -                 6,054
                                                      ----------            ----------       -------------        ------------

NET EARNINGS                                           $ 12,215              $  9,139         $     6,225          $   10,306
                                                      ==========            ==========       =============        ============


PRIMARY AND FULLY DILUTED EARNINGS PER
COMMON SHARE                                              $0.28                 $0.22               $0.15               $0.24
                                                      ==========            ==========       =============        ============

AVERAGE NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:

Primary                                                  46,723                42,165              42,264              42,237
Fully diluted                                            46,723                42,165              42,322              42,237

DIVIDENDS PER SHARE:
Class A common stock                                      $ -                   $0.04               $ -                 $0.08
Class B common stock                                      $ -                   $0.02               $ -                 $0.03


See notes to consolidated financial statements.


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